Exhibit 99 (a)(1)(K)

(Form of Email to Corporate and Bakery Employees)

Notice of Meeting Concerning Tender Offer

To: Eligible Option Holders in Corporate and Bakery

Date: February 9, 2007

Subject: Notice of Meeting Concerning Tender Offer on Monday, February 12, 2007 at 12 noon

On Monday, February 12, 2007 at 12:00 p.m., the company will hold a meeting to address your questions related to the Offer to Amend the Exercise Price of Certain Options in The Cheesecake Factory’s auditorium at 26901 Malibu Hills Road, Calabasas, Calif., 91301.  If you are unable to attend, or have any other questions related to the offer, you also may contact us by telephone at: 818 871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com.

Please remember that because individual circumstances differ, this meeting will focus on general questions. You will have to make your own decision about whether or not to accept the offer, after taking into account your own personal circumstances and preferences.  We recommend that you consult with your tax advisors when deciding whether or not to accept the offer.